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                                               EXHIBIT 12-2

          PECO ENERGY COMPANY AND SUBSIDIARY COMPANIES
   COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
            AND PREFERRED STOCK DIVIDEND REQUIREMENTS
                           SEC METHOD
                             ($000)

                                                    9 MONTHS
                                                      ENDED
                                                    09/30/94
                                                    --------
NET INCOME                                          $297,629

ADD BACK:
- - INCOME TAXES:
     OPERATING INCOME                                177,685
     NON-OPERATING INCOME                             11,904
                                                     -------
     NET TAXES                                       189,589

- - FIXED CHARGES:
     INTEREST APPLICABLE TO DEBT                     297,210
     ANNUAL RENTALS                                    5,714
                                                     -------
     TOTAL FIXED CHARGES                             302,924

EARNINGS REQUIRED FOR PREFERRED DIVIDENDS:
     DIVIDENDS ON PREFERRED STOCK                     31,235
     ADJUSTMENT TO PREFERRED DIVIDENDS*               19,897
                                                     -------
                                                      51,132

FIXED CHARGES AND PREFERRED DIVIDENDS               $354,056
                                                    ========

EARNINGS BEFORE INCOME TAXES AND
     FIXED CHARGES                                  $790,142
                                                    ========
RATIO OF EARNINGS TO COMBINED FIXED CHARGES
     AND PREFERRED STOCK DIVIDEND REQUIREMENTS          2.23
                                                        ====




 * ADDITIONAL CHARGE EQUIVALENT TO EARNINGS REQUIRED
   TO ADJUST DIVIDENDS ON PREFERRED STOCK TO A PRE-TAX BASIS

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